Exhibit 5.3

Warner Chilcott Limited Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	Email tboys@applebyglobal.com Direct Dial 441-298-3596

Your Ref

Appleby Ref 441589.0001 16 February 2018

Warner Chilcott Limited (Company)

INTRODUCTION

This opinion as to Bermuda law is addressed to you in connection with the registration statement on form S-3 to be filed with the U.S. Securities and Exchange Commission (Commission) on 16 February 2018 (Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended (Securities Act) of debt securities to be issued by Allergan Funding SCS (Debt Securities) and guarantees of the Debt Securities granted by the Company (Guarantees) and the documents listed in Part 1 of Schedule 1 (Documents).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in or attached as an exhibit or schedule to the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent, it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

A copy of this opinion may be filed as an exhibit to the Registration Statement and we hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.

Incorporation and Status: The Company is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity. The Company is in good standing with the Registrar of Companies of Bermuda.

2.	Capacity: The Company has the requisite capacity and power to enter into, execute and deliver the Documents to which it is a party and to perform its obligations under them.

3.

Authorisation: The Company has taken all necessary corporate action to authorise the execution and delivery of the Documents to which it is a party and the performance of the Company’s obligations under them.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

SCHEDULE 1

Part 1

The Documents

1.	A copy, in PDF format, of the Registration Statement.

2.

A copy, in PDF format, of the Indenture dated 12 March 2015, by and among Allergan Funding SCS, Wells Fargo Bank, National Association, as trustee, and the Company, Allergan Capital S.à.r.l. and Allergan Finance, LLC, together as guarantors.

Part 2

Documents Examined

1.

A certified copy of the certificate of incorporation of the Company dated 26 October 2004, together with a certificate of incorporation of change of name of the Company dated 12 January 2005 and a certificate of incorporation of change of name of the Company dated 13 September 2006 (together Certificate of Incorporation).

2.

A copy of the memorandum of association and bye-laws of the Company adopted on 31 August 2006 (together the Constitutional Documents), certified as a true copy by the assistant secretary of the Company on 16 February 2018.

3.	A certificate of compliance dated 15 February 2018 issued by the Registrar of Companies in respect of the Company (Certificate of Compliance).

4.	A certified copy of the minutes of a meeting of the board of directors of the Company held on 31 January 2018 (Resolutions).

5.	A copy of the Register of Directors and Officers of the Company certified as a true copy by the assistant secretary of the Company on 16 February 2018 (Register of Directors and Officers).

6.	Officer’s Certificates (Certificates) dated 16 February 2018 and 25 January 2018 and each signed by the assistant secretary of the Company.

SCHEDULE 2

Assumptions

We have assumed:

1.

(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;

2.	that each of the Documents and other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	that there has been no change to the information contained in the Certificate of Incorporation or to the Constitutional Documents;

4.

that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

5.

that each of the parties (other than the Company under Bermuda law) is incorporated, organised or registered (as the case may be) and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Documents and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Documents and the performance of its obligations under them;

6.	the due execution and delivery of the Documents by each of the parties thereto;

7.	the Documents constitute, or when executed will constitute, legal, valid, binding and enforceable obligations of all parties thereto in accordance with their jurisdiction(s) of existence;

8.

that, insofar as any obligation under the Documents is to be performed by any of the parties thereto in any jurisdiction, its performance will be legal, valid and binding in accordance with the law of any jurisdiction to which they are subject or in which they are respectively constituted and established;

9.

that no party to the Documents by having entered into and performing the transactions contemplated by the Documents will be in breach of any other agreement, deed, trust deed or licence to which it is a party or by which it is bound;

10.

the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Documents;

11.

the Company was able to pay its debts when it executed the Documents and did not become unable to do so as a result of the execution and delivery of the Documents or the performance of its obligations under such Documents;

12.

that: (i) the Documents are in the form of the documents approved in the Resolutions; (ii) any meetings at which Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout; (iii) all interests of the directors on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents; and (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (v) the directors of the Company have concluded that the entry by the Company into the Documents and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company;

13.	that the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the date thereof;

14.

that there is no matter affecting the authority of the directors to effect entry by the Company into the Documents including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;

15.

that the Company has entered into its obligations under the Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Documents would benefit the Company;

16.

that there are no matters of fact or law (excluding matters of Bermuda law) affecting the enforceability of the Documents that have arisen since the execution of the Documents which would affect the opinions expressed herein;

17.	that each transaction to be entered into pursuant to the Documents is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

18.

that the entry into the Documents and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

19.	that any applicable escrow conditions have been met;

20.	that, save for the documents provided to us, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents;

21.

that no resolution to voluntarily wind up the Company has been adopted by the members and no event of a type which is specified in the Constitutional Documents as giving rise to the winding up of the Company (if any) has in fact occurred;

22.	that none of the parties to the Documents maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda.

SCHEDULE 3

Reservations

Our opinion is subject to the following:

1.

Enforcement: The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Documents are obligations which the Bermuda courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(a)

enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes of arrangement, or other laws of general application relating to, or affecting the rights of, creditors generally;

(b)

enforcement may be limited by the principles of unjust enrichment or by general principles of equity and we express no opinion as to the availability of equitable remedies or as to any matters which are within the discretion of the courts of Bermuda, even where such remedies are included in the Documents (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy); claims may become barred by relevant limitation periods by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(c)	obligations to be performed outside Bermuda may not be enforceable in Bermuda to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;

(d)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;

(e)	the enforcement of the obligations of the parties to the Documents may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;

(f)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation or undue influence;

(g)

where the performance of payment obligations is contrary to the exchange control regulations of any country in whose currency such amounts are payable, such obligations may not be enforceable in the Bermuda Courts;

(h)

any provision of a Document purporting to impose an obligation on a person who is not a party to the Document (a Third Party) is unenforceable against that Third Party. Any provision in a Document purporting to grant rights to a Third Party is unenforceable by that Third Party except to the extent that the relevant Document expressly provides that the Third Party may, in its own right, enforce such rights in accordance with (and subject to) the Contracts (Rights of Third Parties) Act 2016; and

(i)	matters of procedure on enforcement of the Documents and forum conveniens will be governed by and determined in accordance with the lex fori.

2.	Penalties: Any provision that provides for the payment of liquidated damages or forfeiture for breach of contract is enforceable provided it is not extravagant or unconscionable.

3.

Severability: Severability provisions contained in the Documents may not be binding and the question of whether or not provisions may be severed would be determined by the Bermuda courts at their discretion, having regard to such matters as whether a particular severance would accord with public policy or involve the courts in making a new contract for the parties.

4.

Other Obligations: We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.

5.

Determination: Any provision in the Documents that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiries into the merits of any claim by an aggrieved party.

6.

Discretion: Where a party to the Documents is vested with a discretion or may determine a matter in its opinion or is given the right to determine a conclusive calculation or determination, the Bermuda courts, if called upon to consider the question, may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds or may determine that such right is not finally binding.

7.

Modification of Documents: We express no view on any provision in any of the Documents requiring written amendments and waivers of any of the provisions of such Documents insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

8.	Limitations on Liability: The effectiveness of any terms releasing or limiting a party from a liability or duty owed is limited by law.

9.

Jurisdiction: Where a Document provides for the submission to the exclusive or non-exclusive jurisdiction of the Bermuda courts, the court may decline to accept jurisdiction in any matter where: (a) it determines that some other jurisdiction is a more appropriate or convenient forum; (b) another court of competent jurisdiction has made a determination in respect of the same matter; or (c) litigation is pending in respect of the same matter in another jurisdiction.

10.

Concurrent Proceedings: Proceedings may be stayed in Bermuda if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction. Notwithstanding any provision in the Documents that all disputes arising under or in connection with the Documents should be brought before the competent court in the jurisdiction specified in the Documents, the Bermuda courts have discretion to refuse to stay proceedings in Bermuda if it is satisfied that it is just and equitable to do so and may grant leave to serve Bermuda proceedings outside of Bermuda.

11.

Foreign Law: Relevant foreign law will not be applied by the Bermuda courts if it is not pleaded and proved, is not a bona fide and lawful choice of law, or it would be contrary to public policy for that law to be applied.

12.	Currency of Court Judgments: The Bermuda courts may grant judgments in foreign currencies.

13.

Interest on Judgments: Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 3.5% per annum.

14.

Costs: A Bermuda court may refuse to give effect to any provisions of the Documents in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

15.

Conversion of Debts: In the event the Company is placed into liquidation, the liquidator is likely to require that all debts are converted (at the official exchange rate at the date of the liquidation order) into and paid in a common currency which is likely to be Bermuda dollars or United States dollars.

16.

Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 162 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 237 of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company.

17.

Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable under Part IVA of the Conveyancing Act 1983 at the instance of a creditor thereby prejudiced.

18.

Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Bermuda court may under section 246 of the Companies Act declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

19.	Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

20.

Fettering of Statutory Powers: We express no opinion as to the validity or binding effect of any provision in the Documents which provides that the Company will not exercise its statutory powers. This may constitute an unlawful fetter on the statutory powers of the Company.